Exhibit 10.24

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of November 7, 2015, between Albertsons Companies, Inc., a Delaware corporation (the “Company”) and Anuj Dhanda (the “Executive”, and together with the Company, the “Parties”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, all on the terms and subject to the conditions set forth herein; and

WHEREAS, the Executive is willing to enter into this Agreement in consideration of his employment by the Company and the benefits that the Executive will receive under the terms hereof.

Accordingly, the Parties agree as follows:

1. Employment and Acceptance. The Company shall employ the Executive, and the Executive shall accept employment with the Company, subject to the terms of this Agreement commencing on or about December 1, 2015 (the “Effective Date”).

2. Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until January 30, 2018 (the “Term Date”). As used in this Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the date the Executive’s employment terminates in accordance with this Section 2 or Section 5. In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay all base salary, as adjusted, bonus and other benefits then accrued shall terminate except as may be provided for in Section 5 of this Agreement.

3. Duties and Title.

3.1 Title. The Executive shall be employed to render exclusive and full-time services to the Company and its subsidiaries and affiliates. The Executive shall serve in the capacity of Executive Vice President & Chief Information Officer of the Company.

3.2 Duties. The Executive shall have such authority and responsibilities and shall perform such executive duties customarily performed by a similarly titled executive, of a company in similar lines of business as the Company, its subsidiaries and its affiliates or as may be assigned to the Executive by the Company or the Chief Administrative Officer of the Company (the “CAO”). The Executive will devote all his full working-time and best efforts to the performance of such duties and to the promotion of the business and interests of the Company, its subsidiaries and its affiliates. Notwithstanding the foregoing, during the Term, subject to disclosure to, and approval by, the Company or the CAO, the Executive may serve on other corporate, industry, civic or charitable boards and committees, provided that (x) such activities, in the Company’s or CAO’s discretion, do not materially interfere with and are not inconsistent with the Executive’s performance of his duties under this Agreement and (y) any such entity does not engage in the Business (as defined below).

4. Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement, the Company shall provide the Executive the following during the Term:

4.1 Base Salary. The Company will pay to the Executive an annual base salary of five hundred thousand dollars ($500,000), payable in accordance with the customary payroll practices of the Company (“Base Salary”). The Executive shall be entitled to such increases, if any, in Base Salary as may be determined from time to time by the Company.

4.2 Annual Bonuses. The Executive shall be eligible to receive a bonus (“Annual Bonus”) for each fiscal year of the Company, which shall be subject to the terms of the annual corporate management bonus plan established by the Company for the applicable fiscal year, as amended from time to time (the “Annual Bonus Plan”), in the amount determined by the Company based upon achievement of performance measures derived from the Company’s business plan. The Executive’s target Annual Bonus shall be fifty percent (50%) of Base Salary (the “Target Bonus”). If such performance measures are only partially achieved or not achieved, the Executive shall only be entitled to such Annual Bonus, if any, as provided under the Annual Bonus Plan or as otherwise determined in the sole discretion of the Company.

4.3 Retention Bonus. The Executive shall be eligible to receive a special retention incentive bonus in the amount of one million dollars ($1,000,000), payable in four equal installments of two hundred fifty thousand dollars ($250,000) on the first day of each fiscal year of the Company beginning with the fiscal year commencing on February 28, 2016, provided that the Executive: (i) remains actively working in his current or an equivalent position through each applicable payment date; (ii) demonstrates positive leadership; (iii) protects Company assets, inventory, property, cash, equipment, IT data and confidential proprietary information; (iv) follows all Company policies and procedures, and state, federal and local laws; and (v) maintains the strict confidentiality of this Agreement and does not disclose any information regarding the terms of this Agreement to any person other than the Executives’ immediate family, accountant or legal adviser and in each case, such persons do not disclose this Agreement. If the Executive resigns or is discharged for any reason, ceases actively working in an equivalent position for any reason, is demoted, or fails to meet the requirements outlined above, the Executive will no longer be eligible for this special retention incentive bonus.

4.4 Signing Bonus. In addition to the Retention Bonus referenced in Section 4.3 of this Agreement, the Executive will receive a Signing Bonus in the amount of five hundred thousand dollars ($500,000) to be payable in two equal installments of two hundred fifty thousand dollars ($250,000) with the first payment due on the Executive’s six month anniversary of his hiring date and the second payment due on September 1, 2016.

4.5 Participation in Employee Benefit Plans. The Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans of the Company or its affiliates, which may be available to other senior executives of the Company, on the same terms as such other executives. The Company or its affiliates may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Executive’s consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other employees of the Company and its affiliates.

4.6 Expense Reimbursement. The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

4.7 Vacation. The Executive shall be entitled to four weeks of vacation per year, which amount shall be prorated for partial years, in accordance with the Company’s vacation program.

4.8 Relocation. In the event that during the Term the Executive is required by the Company to relocate his principle residence in connection with the performance of his duties hereunder, the Company shall reimburse the Executive for certain relocation expenses incurred by the Executive in accordance with the terms of the Company’s Tier 1 Relocation Policy.

4.9 Equity Award. As soon as practicable following the Effective Date, the Company shall grant the Executive an award of phantom units, pursuant to an award agreement, in substantially the form attached hereto as Exhibit A, and the terms of the AB Acquisition LLC Phantom Unit Plan.

5. Termination of Employment.

5.1 By the Company for Cause or by the Executive Without Good Reason. If: (i) the Company terminates the Executive’s employment with the Company for Cause (as defined below); or (ii) the Executive terminates his employment without Good Reason (as defined below), the Executive shall be entitled to receive the following:

(a) payment for accrued unused vacation days, payable in accordance with Company policy;

(b) the Executive’s accrued but unpaid Base Salary and benefits set forth in Section 4.4, if any, to the date of termination;

(c) the earned but unpaid portion of the Annual Bonus, if any, relating to the Annual Bonus period in which the Executive is terminated, payable in accordance with Section 4.2; and

(d) expenses reimbursable under Section 4.5 incurred but not yet reimbursed to the Executive to the date of termination.

For the purposes of this Agreement, “Cause” means, as determined by the Company, with respect to conduct during the Executive’s employment with the Company, whether or not committed during the Term, (i) conviction of a felony by the Executive; (ii) acts of intentional dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or its affiliates; (iii) the Executive’s material breach of his obligations under this Agreement; (iv) conduct by the Executive in connection with his duties hereunder that is fraudulent, unlawful or grossly negligent; (v) engaging in personal conduct by the Executive (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) which seriously discredits or damages the Company, its subsidiaries or its affiliates; (vi) contravention of specific lawful direction from the Company’s Board of Directors (the “Board”) or the CAO or (vii) breach of the Executive’s covenants set forth in Section 6 below before termination of employment. The Executive shall have fifteen (15) business days after notice from the Company to cure the deficiency leading to the Cause determination (except with respect to (i) above), if curable. A termination for “Cause” shall be effective immediately (or on such other date set forth by the Company).

For the purposes of this Agreement, “Good Reason” means the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for such termination exists or has occurred): (i) a reduction in the Executive’s Base Salary or Target Bonus, provided that, the Company may at any time or from time to time amend, modify, suspend or terminate any bonus, incentive compensation or other benefit plan or program provided to the Executive for any reason and without the Executive’s consent if such modification, suspension or termination (x) is a result of the underperformance of the Company under its business plan, or (y) is consistent with an “across the board” reduction for all executives of the Company, and, in each case, is undertaken in the Board’s reasonable business judgment acting in good faith and engaging in fair dealing with the Executive; or (ii) without the Executive’s prior written consent, relocation of the Executive’s principal location of work to any location that is in excess of fifty (50) miles from the location thereof on the Effective Date.

The Company shall have fifteen (15) business days after receipt of notice from the Executive in writing specifying the deficiency to cure the deficiency that would result in Good Reason.

5.2 Due to Death or Disability. If: (i) the Executive’s employment terminates due to his death; or (ii) the Company terminates the Executive’s employment with the Company due to the Executive’s Disability (as defined below), in addition to the payments upon termination specified in Section 5.1, above, the Executive or the Executive’s legal representatives (as appropriate), shall be entitled to receive a lump sum payment in an amount equal twenty-five percent (25%) of the Executive’s Base Salary, less standard income and payroll tax withholding and other authorized deductions.

For the purposes of this Agreement, “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days; or (ii) one hundred eighty (180) days in any one (1) year period.

The Company shall have no obligation to provide the benefits set forth above in the event that the Executive breaches the provisions of Section 6.

5.3 By the Company Without Cause or By the Executive for Good Reason. If the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, the Executive shall receive a lump sum severance payment as set forth in this Section 5.3, in addition to the payments upon termination specified in Section 5.1, upon execution without revocation of a valid release agreement in a form reasonably acceptable to the Company (the “Release”):

(a) lump sum payment equal to the Executive’s annual Base Salary for a period of twenty-four (24) months, less standard income and payroll tax withholding and other authorized deductions;

(b) the Target Bonus as a lump sum payment for the period of severance owing under Section 5.3(a); and

(c) reimbursement of the cost of continuation coverage of group health coverage (including family coverage) for up to twenty-four (24) months. The Executive shall elect continuation coverage pursuant to COBRA. The twenty-four (24) month period shall include, and run concurrently with, the maximum continuation coverage period pursuant to COBRA. If, and to the extent, that any benefit described in this Section 5.3(c) cannot be paid or provided under any policy, plan, program or arrangement of the Company, then the Company will itself pay or provide for the payment to the Executive, his dependents, eligible family members and beneficiaries, of such benefits, along with, in the case of any benefit described in this Section 5.3(c) which is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company, an additional amount such that after payment by the Executive, his dependents, eligible family members, or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes. Notwithstanding the foregoing, benefits under this Section 5.3(c) shall cease when the Executive is covered under another group health plan.

The Company shall have no obligation to provide the benefits set forth above in the event that the Executive breaches the provisions of Section 6 of this Agreement. The Executive must sign and not revoke, and the Release must become effective, not later than sixty (60) days following his last day of employment. If the severance payments are otherwise subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), they shall begin (or be paid, as applicable) on the first pay period following the date that is sixty (60) days after the Executive’s employment terminates. If the payments are not otherwise subject to Section 409A of the Code, they shall begin (or be paid, as applicable) on the first pay period after the Release becomes effective.

5.4 No Mitigation. The obligations of the Company to the Executive which arise upon the termination of his employment pursuant to this Section 5 shall not be subject to mitigation or offset.

5.5 Removal from any Boards and Position. If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed to resign (i) if a member, from the Board or board of directors of any subsidiary or affiliate of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary or affiliate of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.

5.6 Continued Employment Beyond the Expiration of the Term. Unless the Company and the Executive otherwise agree in writing, continuation of the Executive’s employment with the Company beyond the expiration of the Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and the Executive’s employment may thereafter be terminated at will by either the Executive or the Company; provided that Sections 6, 7, 8, 9.7 and 9.12 of this Agreement shall survive any termination of this Agreement or the termination of the Executive’s employment hereunder.

6. Restrictions and Obligations of the Executive.

6.1 Confidentiality.

(a) During the course of the Executive’s employment by the Company and its affiliates (prior to and during the Term), the Executive has had and will have access to certain trade secrets and confidential information relating to the Company, its subsidiaries and its affiliates (the “Protected Parties”) which is not readily available from sources outside the Protected Parties. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period the Executive is employed by the Company, its subsidiaries or its affiliates, or at any time thereafter disclose any Confidential Information, directly or indirectly, to any person or entity, nor shall the Executive use it in any way, except in the course of the Executive’s employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

(b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 6.3 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company, its subsidiaries and its affiliates, and the Executive shall not remove any such items from the premises of the Company, its subsidiaries and its affiliates, except in furtherance of the Executive’s duties under any employment agreement.

(c) It is understood that while employed by the Company, its subsidiaries or its affiliates, the Executive will promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive will assist the Company, its subsidiaries and its affiliates during the period of the Executive’s employment by the Company, its subsidiaries and its affiliates and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(d) As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company, its subsidiaries and its affiliates all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

6.2 Non-Solicitation or Hire. During the Term and for the Restricted Period (as defined below) immediately following the termination of the Executive’s employment for any reason, the Executive shall not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (a) any supplier, vendor or service provider to the Company, its subsidiaries or its affiliates to terminate, reduce or alter negatively its relationship with the Company, its subsidiaries or its affiliates or in any manner interfere with any agreement or contract between the Company, its subsidiaries or its affiliates and such supplier, vendor or service provider; or (b) any employee of the Company, its subsidiaries or its affiliates or any person who was an employee of the Company, its subsidiaries or its affiliates during the twelve (12) month period immediately prior to the date the Executive’s employment terminates to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity in competition with the Business (as defined in Section 6.3 below) of the Company, its subsidiaries or its affiliates.

For the purposes of this Agreement, “Restricted Period” means a period equal to a period of twenty-four (24) months if a termination of the Executive’s employment occurs during the first twelve (12) months of this Agreement or a period of twelve (12) months if such termination occurs during or after the thirteenth (13th) month of this Agreement.

6.3 Non-Competition. During the Term and for the Restricted Period immediately following the termination of the Executive’s employment by the Company (for any reason), the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company, its subsidiaries or its affiliates, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company, its subsidiaries or its affiliates on the date of the Executive’s termination of employment or within twelve (12) months of the Executive’s termination of employment in the geographic locations where the Company, its subsidiaries or its affiliates engage or, to the Executive’s knowledge, propose to engage in such business (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

6.4 Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company, its subsidiaries or its affiliates are the sole property of the Company, its subsidiaries and its affiliates (“Company Property”). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company, its subsidiaries or its affiliates copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, its subsidiaries or its affiliates, except in furtherance of his duties under this Agreement. When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

6.5 Nondisparagement. The Executive agrees that he will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, Cerberus Capital Management, L.P., their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

7. Remedies; Specific Performance. The Company and the Executive acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 6. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Executive set forth in Section 6, except as required by law, the Executive shall not be entitled to any payments set forth in Section 5.3 hereof if the Executive has breached the covenants applicable to the Executive contained in Section 6, the Executive will immediately return to the Protected Parties any such payments previously received under Section 5.3, upon such a breach, and, in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Section 5.3.

8. Indemnification. The Company agrees, to the extent permitted by applicable law and its organizational documents, to indemnify, defend and hold harmless the Executive from and against any and all losses, suits, actions, causes of action, judgments, damages, liabilities, penalties, fines, costs or claims of any kind or nature (“Indemnified Claim”), including reasonable legal fees and related costs incurred by the Executive in connection with the preparation for or defense of any Indemnified Claim, whether or not resulting in any liability, to which the Executive may become subject or liable or which may be incurred by or assessed against the Executive, relating to or arising out of his employment by the Company or the services to be performed pursuant to this Agreement, provided that the Company shall only defend, but not indemnify or hold the Executive harmless, from and against an Indemnified Claim in the event there is a final, non-appealable, determination that the Executive’s liability with respect to such Indemnified Claim resulted from the Executive’s willful misconduct or gross negligence. The Company’s obligations under this section shall be in addition to any other right, remedy or indemnification which the Executive may have or be entitled to at common law or otherwise.

9. Other Provisions.

9.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

(a) If the Company, to:

Albertsons Companies, Inc.

Attention: Andrew J. Scoggin

Telephone: (208) 395-5785

(b) If the Executive, to the Executive’s home address reflected in the Company’s records.

9.2 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

9.3 Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountant. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 9.3 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 9.3, cash severance payable hereunder shall be reduced first, then other cash payments that qualify as Excess Parachute Payments payable to the Executive, then non-cash benefits shall be reduced, as determined by the Company.

9.4 Representations and Warranties by the Executive. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

9.5 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.6 Compliance with Law. Section 409A. The Company and the Executive intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Code, or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 9.6. Notwithstanding anything contained herein to the contrary, all payments and benefits under Section 5.3 of this Agreement shall be paid or provided only at the time of a termination of the Executive’s employment that constitutes a “separation from service” from the Company within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in Section 409A of the Code as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement.

Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be promptly made to the Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.

Additionally, in the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

9.7 Governing Law, Dispute Resolution and Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Idaho applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

9.8 Assignment; Assignability by the Company and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other Party; provided that the Company may assign this Agreement to any successor that continues the business of the Company.

9.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.10 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

9.11 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

9.12 Judicial Modification. If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

9.13 Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ Anuj Dhanda
Anuj Dhanda

ALBERTSONS COMPANIES, INC.

/s/ Justin Dye
Name: Justin Dye
Title: Chief Administrative Officer

Exhibit A

AB ACQUISITION LLC

PHANTOM UNIT PLAN

AWARD AGREEMENT

This Award Agreement (this “Agreement”) is made and entered into as of December 7, 2015 (the “Grant Date”), by and between AB Acquisition LLC, a Delaware limited liability company (the “Company”) and Anuj Dhanda (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the AB Acquisition LLC Phantom Unit Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Administrator has determined that it would be in the best interests of the Company and its members to grant the Participant the Phantom Units provided for herein pursuant to the Plan and the terms set forth herein, solely as an incentive and in consideration of future services to be rendered by the Participant to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Definitions.

“Change in Control” means the first to occur of any of the following events: (1) other than pursuant to a transaction described in clause (2) below, any one Person (the “New Beneficial Owner”) who is not an Investor becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then issued and outstanding securities of the Company or (2) the sale, transfer or other disposition of all or substantially all of the business and assets of the Company, whether by sale of assets, merger or otherwise (determined on a consolidated basis), to another Person (the “Asset Acquirer”) other than a transaction in which the survivor or transferee is a Person more than fifty percent (50%) controlled, directly or indirectly, by one or more Investors; provided that if the transaction described in this clause (2) is solely for equity securities of the survivor or transferee that is publicly traded, no Change in Control shall be deemed to occur until the Investors have collectively sold at least fifty percent (50%) of the equity securities acquired by them in the survivor or the transferee in such sale of assets, merger or other disposition.

“Equity Transaction” means a Change in Control in which the majority of the consideration paid by the New Beneficial Owner (as defined in the definition of Change in Control) or Asset Acquirer (as defined in the definition of Change in Control), as applicable, in connection with the transaction giving rise to such Change in Control is in the form of equity securities.

“Fiscal Year” means a fiscal year of the Company (excluding fiscal years of less than twelve (12) months).

“IPO” means an initial public offering and sale of equity securities pursuant to an effective registration statement (other than on Form S-4, S-8 or their equivalents) filed under the Securities Act of 1933, as amended.

“Phantom Unit” means an unfunded right to receive a Series-1 Incentive Unit in accordance with the terms and conditions of the Plan and Award Agreement.

“Purchase Notice” means the written notice from the Company to the Participant indicating its election to repurchase Incentive Units pursuant to Section 12(c).

“Series-1 Incentive Unit” means a Series-1 Incentive Unit as defined in the LLC Agreement.

“Tax Bonus” means a bonus that may be paid pursuant to Section 8 and the terms of the Plan.

“Transaction Documents” means this Agreement, the Plan the instruments of accession to the Equityholders’ Agreement and the LLC Agreement.

“Vesting Date” means the last day of each Fiscal Year commencing with the Fiscal Year in which the Grant Date occurs.

“Unvested Phantom Units” means a Phantom Unit that is not a Vested Phantom Unit.

“Vested Phantom Unit” means a Phantom Unit that has vested in accordance with Sections 4 or 6(c) hereof.

2. Grant. Upon the terms and subject to the conditions set forth in this Agreement, on the Grant Date, the Company hereby grants to the Participant one hundred and fifty thousand (150,000) Phantom Units.

3. Transfers of Incentive Units by the Participant. No Award nor any Series-1 Incentive Unit issued by the Company and no right arising under such Award or Incentive Unit shall be transferable other than by will or by the laws of descent and distribution except in accordance with this Agreement, the Plan, the Equityholders’ Agreement and the LLC Agreement.

4. Vesting. Fifty percent (50%) of the Phantom Units granted pursuant to this Award Agreement shall vest based on the Participant’s continued employment (the “Time-Based Phantom Units”) and fifty percent (50%) of the Phantom Units granted pursuant to this Award Agreement shall vest based on the achievement of performance targets (the “Performance-Based Phantom Units”), as more fully described and except as provided below.

(a) Time-Based Vesting. The Time-Based Phantom Units shall vest with respect to twenty-five percent (25%) of the Time-Based Phantom Units on the first Vesting Date following the Grant Date and with respect to an additional twenty-five percent (25%) on each of the next three Vesting Dates, subject to the Participant’s continued employment with the Company and its Affiliates on each such Vesting Date, except as otherwise provided below.

(b) Performance-Based Vesting. The Performance-Based Phantom Units shall vest with respect to twenty-five percent (25%) of the Performance-Based Phantom Units on the first Vesting Date following the Grant Date and with respect to an additional twenty-five percent (25%) on each of the next three Vesting Dates, in each case, subject to (i) the Company’s attainment of performance targets established by the Administrator for the Fiscal Year in which such Vesting Date occurs (the “Performance Targets”) and (ii) except as otherwise provided in this Agreement, the Participant remaining employed by the Company and its Affiliates on each applicable Vesting Date. In the event the Company does not attain the Performance Targets for a Fiscal Year (a “Missed Year”) but, in a subsequent Fiscal Year ending prior to an IPO with respect to the Company’s equity securities or a Change in Control, the Company achieves, on a cumulative basis, the Performance Targets for such Missed Year in addition to the Performance Targets for such subsequent Fiscal Year, the Performance-Based Phantom Units that did not vest with respect to the Missed Year (in addition to the Performance-Based Phantom Units that otherwise are subject to vesting in such Fiscal Year) shall vest on the Vesting Date in such subsequent Fiscal Year. Following an IPO with respect to the Company’s equity securities or a Change in Control, the Performance Targets for any Missed Year shall no longer be achievable and the Performance-Based Phantom Units that did not become vested in a Missed Year and are Unvested Phantom Units immediately prior to the IPO or Change in Control shall be forfeited. All Performance-Based Phantom Units that have not vested as of the end of the Fiscal Year commencing in 2018 shall terminate.

5. Attainment of Performance Targets Following IPO or Equity Transaction. Upon an IPO with respect to the Company’s equity securities or the consummation of an Equity Transaction, solely with respect to the Fiscal Year in which such IPO or consummation of an Equity Transaction occurs and each subsequent Fiscal Year (but not any Missed Year), the Performance Targets shall be deemed to have been attained and all Performance-Based Phantom Units, to the extent not previously forfeited or cancelled, shall vest and become Vested Phantom Units based solely on the Participant’s continued employment through the applicable Vesting Date.

6. Termination of Employment.

(a) Unvested Phantom Units. Except as provided in Section 6(c), in the event that the Participant’s employment with the Company and its Affiliates terminates for any reason, the Participant’s Unvested Phantom Units shall be immediately forfeited, without the payment of consideration.

(b) Vested Phantom Units. In the event that the Participant’s employment with the Company and its Affiliates is terminated by the Company or its Affiliates for Cause, the Participant’s Unvested Phantom Units and Vested Phantom Units and any Incentive Units delivered with respect to Vested Phantom Units shall be immediately forfeited without the payment of consideration.

(c) Accelerated Vesting of Time-Based Phantom Units and Performance-Based Phantom Units upon Termination Following IPO or Change in Control. If, following an IPO with respect to the Company’s equity securities or a Change in Control, the Participant’s employment with the Company and its Affiliates is terminated due to the Participant’s death or Disability or by the Company without Cause, all Unvested Phantom Units, whether Time-Based Phantom Units or Performance-Based Phantom Units, to the extent not previously forfeited or cancelled, shall become Vested Phantom Units.

7. Award Settlement. The Company shall deliver to the Participant (or in the event of the Participant’s prior death, the Participant’s beneficiary), one Incentive Unit for each such outstanding Unvested Phantom Unit that becomes a Vested Phantom Unit in accordance with this Award Agreement. Delivery of such Incentive Units shall be made as soon as reasonably practicable following the applicable Vesting Date or, if Section 6(c) applies, the Participant’s termination of employment, but in no event later than the earlier of the 15th day of the third month following the end of the calendar year in which Unvested Phantom Units became Vested Phantom Units or the 15th day of the third month following the end of the first taxable year of the Company in which the Unvested Phantom Units became Vested Phantom Units.

8. Bonus. Coincident with, or as soon as reasonably practicable following, the Company’s delivery of Incentive Units to a Participant, the Company shall pay to the Participant a Tax Bonus in an amount equal to four percent (4%) of the Fair Market Value of the Incentive Units then being delivered to the Participant. The Tax Bonus shall be paid to the Participant in cash, Incentive Units or a combination thereof, in the Administrator’s sole discretion, not later than the latest date on which the Incentive Units to which the Tax Bonus relates may be delivered pursuant to Section 7. No Tax Bonus shall be paid, and the Participant shall forfeit any right to any Tax Bonus, with respect to any Unvested Phantom Unit or Vested Phantom Unit that is forfeited by the Participant.

9. Representations and Warranties of the Participant. The Participant hereby represents and warrants to the Company as follows:

(a) The Participant’s execution, delivery and performance of the Transaction Documents do not and will not (i) result in a violation of any applicable law, statute, rule or regulation or order, injunction, judgment or decree of any court or other governmental or regulatory authority to which the Participant is bound or subject, (ii) conflict with, or result in a breach of the terms, conditions or provisions of, constitute (or, with due notice or lapse of time or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other instrument to which the Participant or any of his or her properties or assets are bound, or (iii) require any authorization, consent, approval, exemption or other action by or notice to any third party. The Transaction Documents have been duly executed and delivered by the Participant and upon due execution and delivery by the Company will constitute the legal, valid and binding obligations of the Participant enforceable against the Participant in accordance with their terms, except as the enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general or by general principles of equity.

(b) The Participant understands that the Incentive Units being purchased are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, are being offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”) in a private placement that is exempt from the registration provisions of the Securities Act and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in limited circumstances. The Participant understands that the Participant must bear the economic risk of the acquisition of the Incentive Units made in connection herewith for an indefinite period of time because, among other reasons, the Incentive Units have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of certain states or an exemption from such registration is available.

(c) The Participant understands that the Award and the Incentive Units that may be delivered in respect of the Award are subject to this Agreement, the Plan, the LLC Agreement and the Equityholders’ Agreement.

(d) The Participant is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act or, to the extent the Participant is not an “accredited investor,” another exemption from registration under the Securities Act applies to the Participant’s acquisition and holding of Incentive Units hereunder.

10. Representation and Warranty of the Company. The Company hereby represents and warrants to the Participant that the Company is a limited liability company, duly formed and in good standing under the laws of the State of Delaware. The Company has all requisite limited liability company power and authority to execute, deliver and carry out the transactions contemplated by the Transaction Documents, and to issue and deliver the Incentive Units.

11. Conditions. The obligations of the Participant and the Company pursuant to this Agreement shall be subject to satisfaction of the following conditions on the Grant Date:

(a) The representations and warranties of each of the other parties under this Agreement shall be true, complete and correct at and as of the Grant Date.

(b) No governmental body or any other person shall have issued an order, injunction, judgment, decree, ruling or assessment which shall then be in effect restraining or prohibiting the completion of the transactions contemplated under any of the Transaction Documents, nor shall any such order, injunction, judgment, decree, ruling or assessment be pending or, to the Company’s or the Participant’s knowledge, threatened.

12. Repurchase Right.

(a) At any time within (120) days following the Participant’s termination of employment or services for any reason, prior to an IPO with respect to the

Company’s equity securities or a Change in Control, the Company shall have the right, but not the obligation, to purchase from the Participant and to cause the Participant to sell, all or any portion of the Participant’s Vested Phantom Units (if prior to the date specified in Section 7) and Incentive Units (including Incentive Units held by the Participant that derived from a Tax Bonus) held by the Participant for an amount equal to the Fair Market Value thereof. Any amount set forth in this Section 12 shall be payable in cash in a lump sum upon the closing of the repurchase.

(b) If the Company does not exercise its right to repurchase pursuant to this Section 12, the Investors shall have the right, for a period of 30 calendar days after the expiration of the applicable (120) day period set forth above, to repurchase the Vested Phantom Units (if prior to the date specified in Section 7) and Incentive Units upon the terms and conditions set forth in this Section 12.

(c) Upon the Participant’s termination of employment or services, the Company or the Investors may exercise its election to purchase the Vested Phantom Units (if prior to the date specified in Section 7) and Incentive Units, by sending a Purchase Notice to the Participant, within the applicable time periods specified above. The Purchase Notice shall disclose the Fair Market Value of the applicable Vested Phantom Units and Incentive Units. The Company or the Investors and the Participant shall consummate such purchase on a date to be jointly determined by the Company or the Investors and the Participant (not later than thirty (30) calendar days after the delivery of the Purchase Notice) by delivery by the Participant of certificates representing the Incentive Units to be repurchased, if any, together with delivery by the Company or the Investors of the purchase price of the Vested Phantom Units and Incentive Units by wire transfer.

13. Taxes. The Company shall withhold the amount of any required Federal, state, local and other taxes applicable to any Award; provided that, notwithstanding any provision of this Agreement or the Plan to the contrary, the Company shall satisfy its tax withholding obligations with respect to the delivery of Incentive Units to the Participant by withholding the number of Incentive Units that have a total Fair Market Value, on the date of delivery, equal to the total required amount of the tax withholding obligations.

14. General.

(a) Amendments and Waivers. The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of each of the parties hereto.

(b) Notices. All notices and other communications provided for or permitted hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by facsimile, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee as follows:

If to the Company, to:

AB Acquisition LLC
250 Parkcenter Blvd
Boise, ID 83706
Attention: Senior Vice President, Human
Resources & Public Affairs
Telephone: (208) 395-5785
With copies to: General Counsel

With a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attn: Ian L. Levin, Esq.
Fax No.: (212) 593-5955

If to the Participant, to the address listed in the personnel records of the Company.

All such notices, requests, consents and other communications shall be deemed to have been delivered (i) in the case of personal delivery or delivery by confirmed facsimile, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day and (iii) in the case of mailing, on the third business day following such mailing if sent by certified mail, return receipt requested.

(c) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns. The Participant may not assign any of its rights or obligations under this Agreement without the prior written consent of the Company.

(d) Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.

(e) Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (v) “or” is not exclusive; and (vi) provisions apply to successive events and transactions.

(f) Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

(g) Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(h) Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of any federal or state court within the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in
Section 14(b) shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any federal or state court in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(i) Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, INTERPRETATION OR ENFORCEMENT HEREOF. THE PARTIES HERETO AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

(j) Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto shall and do hereby waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in any federal or state court located in the State of Delaware, or, in the event such courts shall not have jurisdiction of such action, in any court of the United States or any state thereof having subject matter jurisdiction of such action.

(k) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to such subject matter.

(l) Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(m) Construction. The Company and the Participant acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Company and the Participant.

(n) Funding. No provision of the Plan or this Agreement shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Until delivery of Incentive Units to a Participant, a Participant shall have no rights under this Agreement or the Plan other than as unsecured general creditors of the Company, except that insofar as the Participant may have become entitled to payment of additional compensation by performance of services, the Participant shall have the same rights as other employees under general law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AB ACQUISITION LLC

By:	/s/ Justin Dye
Name: Justin Dye
Title: Chief Administrative Officer

PARTICIPANT:

/s/ Anuj Dhanda
Name: Anuj Dhanda
Address:	1301 Inverness Ave.
Pittsburgh PA 15217